UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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W-H Energy Services, Inc.

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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
PROXY STATEMENT April 3, 2008
VOTING
PROPOSAL ONE ELECTION OF DIRECTORS
GOVERNANCE MATTERS
PRINCIPAL SHAREHOLDERS
EXECUTIVE OFFICERS OF THE COMPANY
COMPENSATION DISCUSSION AND ANALYSIS
COMPENSATION COMMITTEE REPORT
EXECUTIVE COMPENSATION
AUDIT COMMITTEE MATTERS
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
OTHER MATTERS

W-H ENERGY SERVICES, INC.
2000 West Sam Houston Parkway South, Suite 500
Houston, Texas 77042

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To the holders of Common Stock of W-H Energy Services, Inc.:

The annual meeting (the “Annual Meeting”) of shareholders of W-H Energy Services, Inc. (the “Company”) will be held at 2000 West Sam Houston Parkway South, Suite 500, Houston, Texas 77042, on Wednesday, May 21, 2008, at 10:00 a.m., Houston time, to consider and vote on:

(1) The election of six directors to the Company’s Board of Directors; and

(2) Such other business as may properly come before the Annual Meeting and at any adjournments thereof.

Only holders of record of the Company’s common stock at the close of business on March 31, 2008 are entitled to notice of and to vote at the Annual Meeting or any adjournments thereof.

Even if you now expect to attend the Annual Meeting, you are requested to mark, sign, date and return the accompanying proxy in the enclosed addressed, postage-paid envelope or submit your proxy by telephone or the Internet. If you attend the Annual Meeting, you may vote in person, whether or not you have sent in your proxy. A proxy may be revoked at any time prior to the voting thereof.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on May 21, 2008. The proxy statement and annual report to security holders are available at www.proxyvote.com.

By Order of the Board of Directors

/s/  CATHERINE N. CRABTREE
Catherine N. Crabtree
Secretary

Houston, Texas
April 3, 2008

W-H ENERGY SERVICES, INC.
2000 West Sam Houston Parkway South, Suite 500
Houston, Texas 77042

PROXY STATEMENT
April 3, 2008

This Proxy Statement is furnished to the shareholders of W-H Energy Services, Inc. (the “Company,” “we,” “our” or “us”) in connection with the solicitation on behalf of the Board of Directors (the “Board”) of proxies for use at the annual meeting of shareholders (the “Annual Meeting”) to be held at 2000 West Sam Houston Parkway South, Suite 500, Houston, Texas 77042, on Wednesday, May 21, 2008, at 10:00 a.m., Houston time, and at any adjournments thereof.

This Proxy Statement and the enclosed form of proxy is first being mailed to shareholders on or about April 21, 2008, and the cost of soliciting proxies in the enclosed form will be borne by us. In addition to the use of the mails, proxies may be solicited by personal interview, telephone, facsimile and electronic means. Banks, brokerage houses and other nominees or fiduciaries have been requested to forward the soliciting material to their principals and to obtain authorization for the execution of proxies, and we will, upon request, reimburse them for their expenses in so acting.

VOTING

Who Can Vote

Only our shareholders of record as of the close of business on March 31, 2008 are entitled to notice of and to vote at the Annual Meeting or at any adjournments thereof. On March 31, 2008, we had outstanding 30,899,691 shares of common stock, $0.0001 par value per share (the “Common Stock”). Each share of Common Stock you own entitles you to one vote on each matter to be voted on at the Annual Meeting.

How You Can Vote

You may vote your shares in any of the four following ways: (1) in person by attending the Annual Meeting; (2) by completing, signing, dating and mailing the enclosed proxy card in the envelope provided; (3) by calling the toll-free number listed on the proxy card; or (4) by voting on the Internet at the address listed on the proxy card. For additional instructions on voting by telephone or the Internet, please refer to the proxy card. If you return your signed proxy card before the Annual Meeting, the named proxy will vote your shares as you direct. If you send in your proxy card, but do not specify how you want to vote your shares, your shares will be voted (1) FOR the election of all nominees for director as described under “Election of Directors”; and (2) in the discretion of the persons named in the enclosed proxy, on any other matters that may properly come before the Annual Meeting.

You May Revoke or Change Your Vote

You may revoke the enclosed proxy at any time prior to its exercise by filing with the Secretary of the Company a written revocation or a duly executed proxy bearing a later date. A shareholder who votes in person at the Annual Meeting in a manner inconsistent with a proxy previously filed on the shareholder’s behalf will be deemed to have revoked such proxy as it relates to the matter voted upon in person. Attendance at the Annual Meeting will not in and of itself constitute a revocation of a proxy.

PROPOSAL ONE

ELECTION OF DIRECTORS

Our Bylaws authorize the Board to determine from time to time by resolution the number of directors constituting the full Board. The Board has fixed the number of directors to be elected at the Annual Meeting at six, and proxies cannot be voted for a greater number of persons. Unless authority is withheld, the persons named in the enclosed proxy will vote the shares represented by the proxies received for the election of the six nominees named below to each serve until the next annual meeting of our shareholders and thereafter until his successor is duly elected and qualified, or until his earlier death, resignation or removal.

If any nominee should decline or be unable to serve for any reason, votes will instead be cast for a substitute nominee designated by the Board. Our Board has no reason to believe that any nominee will decline to be a candidate or, if elected, will be unable or unwilling to serve. Our directors are elected by a plurality vote.

Information About Directors

The following sets forth certain information, as of March 31, 2008, about the nominees for director of the Company.

Kenneth T. White, Jr., age 66, has served as a director and as Chairman, President and Chief Executive Officer of the Company since its inception in April 1989. Prior to founding the Company, Mr. White participated in the acquisition, development and eventual sale of a number of businesses, including an oil and natural gas products and services business and a manufacturing and distributing company. Mr. White has over 30 years of experience in the oil and natural gas industry.

John R. Brock, age 60, has served as one of the Company’s directors since May 2003. From February 2004 to March 2007, Mr. Brock served as the Chief Financial Officer for the Episcopal Diocese of Texas. From 2000 until February 2004, Mr. Brock served as Chairman of John R. Brock & Associates, a Houston-based professional career and counseling services firm. From 1994 to 1999, Mr. Brock was the Managing Partner of Korn/Ferry International, a provider of executive human capital solutions. Mr. Brock also served as President and Chief Operating Officer of the Houston Economic Development Council from 1988 to 1993, Senior Vice President of Marketing at Paine Webber, Inc. from 1983 to 1988, a Managing Partner of Russell Reynolds Associates from 1978 to 1983 and Senior Manager at Peat, Marwick, Mitchell & Co. from 1971 to 1977.

James D. Lightner, age 55, has served as one of the Company’s directors since November 2004. Mr. Lightner is currently the President and Chief Executive Officer of Orion Energy Partners, a private oil and natural gas exploration and production company. From 1999 to 2004, Mr. Lightner served in various capacities with Tom Brown, Inc., an oil and natural gas exploration and production company, including Director, Chairman, Chief Executive Officer, and President. From 1997 to 1999, he served as Vice President and General Manager of EOG Resources, Inc., an oil and natural gas exploration and production company. He is currently serving as chairman of the board of directors of Forest Oil Corporation, an independent oil and natural gas exploration and production company, where he also serves as chairman of the compensation committee. Mr. Lightner is also serving as a director of Cornerstone E&P Company, a private oil and gas exploration and production company. Mr. Lightner has over 30 years of experience in the oil and natural gas industry.

Christopher Mills, age 55, has served as one of the Company’s directors since 1990. Mr. Mills has been the Chief Executive Officer of North Atlantic Smaller Companies Investment Trust, a closed end mutual fund, since 1984. Mr. Mills is also a director of SunLink Health Systems, Inc., a healthcare provider, and Sterling Construction Company, Inc., as well as other privately held and foreign companies.

Milton L. Scott, age 51, has served as one of the Company’s directors since August 2000 and was appointed Lead Director in 2003. Mr. Scott is currently the founding majority shareholder, Chairman and Chief Executive Officer of The Tagos Group, L.L.C, a provider of professional services and integrated supply to the Fortune 1000. Mr. Scott was a co-founder and Managing Director of Complete Energy Holdings, LLC, a Houston-based acquirer, owner and operator of power generation facilities, from March 2003 to January 2006. From July 2000 to September 2002, Mr. Scott served as Executive Vice President and Chief Administrative Officer of Dynegy Inc. Mr. Scott also served as Senior Vice President and Chief Administrative Officer of Dynegy Inc. from October 1999 to July 2000. From August 1977 to October 1999, Mr. Scott was employed by Arthur Andersen LLP, serving in various positions, the last as partner in charge of the Gulf Coast region’s technology and telecommunications practice. He is currently serving as a director of Sterling Construction Company, Inc.

Robert H. Whilden, Jr., age 72, has served as one of the Company’s directors since its inception in 1989. From January 2000 to December 2005, Mr. Whilden served as Senior Vice President, General Counsel and Secretary of

BMC Software, Inc. Prior to January 1, 2000, Mr. Whilden had been a partner since 1970 in the law firm of Vinson & Elkins L.L.P., Houston, Texas.

Recommendation of the Board

THE BOARD RECOMMENDS A VOTE “FOR” THE NOMINEES LISTED ABOVE.

GOVERNANCE MATTERS

Director Independence Determinations

Our Board has evaluated the independence of the members of the Board under the independence standards promulgated by the New York Stock Exchange (the “NYSE”). In conducting this evaluation, the Board considered transactions and relationships between each director nominee or his immediate family and us to determine whether any such transactions or relationships were material and, therefore, inconsistent with a determination that each such director nominee is independent. Based upon that evaluation, the Board determined that Messrs. Scott, Whilden, Brock, Mills and Lightner have no material relationship with us and, thus, are independent.

Board Meetings and Committees

In 2007, the Board held eight regularly scheduled meetings. In addition, non-management directors held five regularly scheduled executive sessions during 2007. As Lead Director, Mr. Scott presided over all non-management director executive sessions. The Board has established a process for security holders and other interested parties to send communications, other than sales-related communications, to the non-management directors or to one or more of the Board members. Any such communications should be sent via email to DirectorCommunication@whes.com. All such communications will be forwarded directly to the board member or members specified.

The Board has an Audit Committee, Corporate Governance and Nominating Committee and Compensation Committee. All of the members of these committees are independent directors in accordance with the NYSE’s listing standards. Charters for all committees are available on our website at http://www.whes.com, and in print to any shareholder upon written request to the Secretary, W-H Energy Services, Inc., 2000 West Sam Houston Parkway South, Suite 500, Houston, Texas 77042.

We do not maintain a formal policy regarding the Board’s attendance at annual shareholder meetings. At the 2007 Annual Meeting, Messrs. White, Scott, Whilden and Brock were present. Each current director that is a director nominee participated in at least 75% of the aggregate total number of meetings held by the Board and all committees of which he was a member that were held during the period in which he served.

Audit Committee

The current members of the Audit Committee are Messrs. Scott, Brock and Lightner. The Board has determined that Mr. Scott, Chairman of the Audit Committee, and Mr. Brock are audit committee financial experts, as defined by the Securities and Exchange Commission (“SEC”) rules and have accounting or related financial management expertise under the rules of the NYSE. All of the members of the Audit Committee are independent under the SEC’s rules pertaining to audit committee members and under the independence standards promulgated by the NYSE. The Audit Committee met seven times in 2007. The Audit Committee is responsible for (1) the appointment, retention and termination of our independent registered public accounting firm, (2) consulting with such firm with regard to the audit plan, (3) consulting with our principal financial and accounting officers on any matter the Audit Committee or the principal financial and accounting officers deem appropriate in connection with carrying out the audit, (4) reviewing the results of audits of the Company by our independent registered public accounting firm, (5) reviewing all related party transactions and all other potential conflict of interest situations, (6) discussing audit recommendations with management and reporting the results of its reviews to the Board and (7) performing such other functions as the Board may prescribe.

Corporate Governance and Nominating Committee

The current members of the Corporate Governance and Nominating Committee are Messrs. Brock, Scott and Whilden, each of whom is independent under the independence standards promulgated by the NYSE. Mr. Brock serves as Chairman of the Corporate Governance and Nominating Committee, which met two times in 2007. The Corporate Governance and Nominating Committee is responsible for (1) making recommendations to the Board about the composition of the Board and its committees, (2) evaluating potential director nominees and making recommendations to the Board regarding those director nominees that may be considered for election to the Board at the annual meeting, (3) advising the Board on corporate governance practices and policies, (4) overseeing the evaluation of the Board and management of the Company, (5) making recommendations to the Board regarding succession planning and (6) performing such other functions as the Board may prescribe. Upon recommendation by the Corporate Governance and Nominating Committee, the Board has adopted Corporate Governance Guidelines to assist the Board in fulfilling its responsibilities to the Company and its shareholders. These Guidelines are available on our website at http://www.whes.com and in print to any shareholder upon written request to the Secretary, W-H Energy Services, Inc., 2000 West Sam Houston Parkway South, Suite 500, Houston, Texas 77042.

The Board’s current criteria for selecting new directors do not include specific minimum qualifications, but include criteria relating to a candidate’s business experience and accomplishments, lack of conflicts of interest, ability to commit the time to serve effectively, personal characteristics, the Board’s needs for diversity of backgrounds and skills and other pertinent considerations. The Corporate Governance and Nominating Committee periodically reviews the appropriate skills, experience, perspectives and characteristics required of Board members or candidates in the context of the perceived needs of the Board at the time.

The Corporate Governance and Nominating Committee will consider suggestions for potential director nominees from many sources, including members of the Board, management, advisors and shareholders. All of the nominees for director recommended for election by the shareholders at the 2008 Annual Meeting are current members of the Board. The Corporate Governance and Nominating Committee will consider nominees recommended by shareholders in the same manner as other candidates. Pursuant to our Bylaws, nominations of candidates for election to the Board may be made by any shareholder entitled to vote at a meeting of shareholders called for the election of directors. Shareholder recommendations for director nominees must be submitted in writing to Chairman, Corporate Governance and Nominating Committee, care of the Secretary, W-H Energy Services, Inc., 2000 West Sam Houston Parkway South, Suite 500, Houston, TX 77042 by the deadline for shareholder proposals referred to at the end of this proxy statement. Unsolicited recommendations must contain all of the information that would be required in a proxy statement soliciting proxies for the election of the candidate as a director, a description of all direct and indirect arrangements or understandings between the recommending shareholder and the candidate, all other companies to which the candidate is being recommended as a nominee for director and a signed consent of the candidate to cooperate with reasonable background checks and personal interviews and to serve as a director of the Company, if elected.

Compensation Committee

The current members of the Compensation Committee are Messrs. Whilden, Lightner and Scott each of whom is independent under the independence standards promulgated by the NYSE. Mr. Whilden serves as Chairman of the Compensation Committee, which met six times in 2007. The Compensation Committee administers our equity compensation plans, makes decisions concerning salaries and incentive compensation for our executive officers and performs such other functions as the Board may prescribe. For additional information regarding the Compensation Committee and its function, please read “Compensation Discussion and Analysis — General Compensation Committee Structure” located elsewhere in this proxy statement.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee served as an officer or employee of the Company or any of its subsidiaries prior to or while serving on the Compensation Committee. In 2007, no executive officer of the Company served as a director or member of the compensation committee of another entity, any of whose executive officers served on the Board or on the Compensation Committee of the Company.

Director Compensation

During 2007, the annual retainer fee paid to each non-management director was $40,000. In addition, (1) the chair of the Audit Committee received an additional annual retainer fee of $15,000, (2) the chairs of the Compensation Committee and Corporate Governance and Nominating Committee each received an additional annual retainer fee of $10,000, (3) the Lead Director received an additional annual retainer fee of $5,000 and (4) each non-management director received $1,500 for each Board or Committee meeting attended in person.

Each director is also entitled to reimbursement of his reasonable out-of-pocket expenses incurred in attending meetings of the Board and for other reasonable expenses related to the performance of his duties as a director. These reimbursements are paid upon submission by the director to us for payment.

Prior to shareholder approval of the Company’s 2006 Stock Awards Plan, which occurred in May 2006, non-management directors were granted options to purchase 10,000 shares of our Common Stock each year on the date of the annual meeting. These options, which have an exercise price equal to the fair market value of our Common Stock on the date of grant, vest ratably over a four-year period, commencing on the grant date, in 25% increments, after each year of service has been completed and will expire ten years following the date of grant. The options terminate if the optionee no longer serves on the Board, but any vested options may be exercised during a period of three months after the effective date of the end of the optionee’s Board service.

The Board, considering the financial accounting impact of expensing of share-based compensation, has chosen to reduce the use of stock options in favor of restricted stock awards, which we are permitted to issue under our 2006 Stock Awards Plan. On May 31, 2006 and May 9, 2007, each non-management director was granted 3,000 shares of restricted stock. Each restricted stock award vests over a four-year period in equal annual installments, commencing from the first anniversary of the date of grant, provided that the participant continuously serves on the Board through each vesting date. If a participant’s directorship terminates for any reason other than death, disability or change in control of the Company, then any shares of restricted stock that are not vested as of the date of termination will be forfeited by the participant and canceled by the Company. Any shares of restricted stock that are not vested shall fully vest and become unrestricted if we undergo a change in control or if the participant’s directorship is terminated due to death or disability.

The following table sets forth information regarding the compensation of our non-management directors for the year ended December 31, 2007. Mr. White, who is our Chairman, President and Chief Executive Officer, does not receive any compensation or stock or option awards for services as a director.

	Fees Earned or	Restricted Stock	Option
Name	Paid in Cash	Awards(1)	Awards(1)	Total

John R. Brock	$69,500	$68,019	$62,487	$200,006
James D. Lightner	62,500	68,019	57,814	188,333
Christopher Mills	46,000	68,019	62,487	176,506
Milton L. Scott	88,500	68,019	62,487	219,006
Robert H. Whilden, Jr.	68,000	68,019	62,487	198,506

(1)	Represents the amounts expensed in respect of restricted stock and option awards under SFAS 123R during 2007 rather than grants of awards during 2007. See Notes 2 and 11 to the consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2007 for more information regarding our accounting for share-based compensation.

The Corporate Governance and Nominating Committee periodically reviews director compensation practices and compares them against the practices of companies of similar size in the oilfield services industry. In performing this review, the Committee focuses on ensuring that the interests of the directors continue to be closely aligned with the interests of our shareholders. The Committee believes that the Company’s total director compensation package is competitive with the compensation offered by other companies of similar size in the oilfield services industry and is appropriate in light of the responsibilities and obligations of the Company’s non-management directors.

Code of Ethics

We have a Corporate Code of Business Conduct and Ethics that applies to all employees and directors, and a separate Financial Code of Ethics for Senior Financial Officers that applies to our Chief Executive Officer, Chief Financial Officer, Principal Accounting Officer, vice presidents and other senior financial officers. All officers subject to the Financial Code of Ethics have certified compliance with both the Corporate Code of Business Conduct and the Financial Code of Ethics. Both the Corporate Code of Business Conduct and the Financial Code of Ethics for Senior Financial Officers are available on our website at http://www.whes.com and are available in print to any shareholder upon written request to the Secretary, W-H Energy Services, Inc., 2000 West Sam Houston Parkway South, Suite 500, Houston, Texas 77042.

PRINCIPAL SHAREHOLDERS

The following table indicates the beneficial ownership, as of March 31, 2008, of our Common Stock by (1) each director and director nominee, (2) each executive officer, (3) each person known by us to own more than 5% of the outstanding shares of our Common Stock and (4) all directors and executive officers of the Company as a group. Except as otherwise indicated below, all shares indicated as beneficially owned are held with sole voting and investment power.

	Shares	Percentage
	Beneficially	Beneficially
Name of Beneficial Owner	Owned(1)	Owned

T. Rowe Price Associates, Inc.(2)	3,646,393	11.8%
c/o Price Associates 100 E. Pratt Street
Baltimore, Maryland 21202
Goldman Sachs Asset Management, L.P. and affiliated entities(3)	3,227,706	10.5
32 Old Slip
New York, New York 10005
Barclays Global Investors, NA and affiliated entities(4)	1,669,299	5.4
45 Fremont Street
San Francisco, California 94105
Directors
John R. Brock(5)	18,875	*
James D. Lightner(6)	21,000	*
Christopher Mills(7)(8)	108,000	*
Milton L. Scott(9)	33,500	*
Robert H. Whilden, Jr.(8)	78,793	*
Kenneth T. White, Jr.(10)	750,836	2.4
Executive Officers Ernesto Bautista, III(11)	64,250	*
William J. Thomas III(12)	116,796	*
Glen J. Ritter(13)	160,750	*
Jeffrey L. Tepera(14)	221,000	*
Stuart J. Ford(15)	23,625	*
All directors and executive officers as a group (11 persons)	1,597,425	5.0

*	Represents less than 1% of the outstanding Common Stock.

(1)	No shares of our Common Stock held by our directors or executive officers have been pledged as security.

(2)	This information is based on the Schedule 13G filed with the SEC by the beneficial owner on February 12, 2008. According to this Schedule 13G, T. Rowe Price Associates, Inc. (“Price Associates”) has sole voting power with respect to 946,800 shares of Common Stock and sole dispositive power with respect to 3,646,393 shares of Common Stock. These securities are owned by various individual and institutional investors for which Price Associates serves as investment adviser with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.

(3)	This information is based on the Schedule 13G filed with the SEC by the beneficial owner on February 11, 2008. According to this Schedule 13G, Goldman Sachs Asset Management, L.P. and GS Investment Strategies, LLC each have sole voting power with respect to 3,150,809 shares of Common Stock and sole dispositive power with respect to 3,227,706 shares of Common Stock.

(4)	This information is based on the Schedule 13G filed with the SEC by the beneficial owner on February 5, 2008. According to this Schedule 13G, Barclays Global Investors, NA has sole voting power with respect to 611,500 shares of Common Stock and sole dispositive power with respect to 713,947 shares of Common Stock; Barclays Global Fund Advisors has sole voting power with respect to 668,388 shares of Common Stock and sole dispositive power with respect to 923,955 shares of Common Stock; and Barclay’s Global Investors, LTD has sole dispositive power with respect to 31,397 shares of Common Stock.

(5)	Includes (a) 12,875 shares of Common Stock issuable upon the exercise of options exercisable within 60 days, (b) 2,250 shares of restricted Common Stock as to which the forfeiture restrictions will lapse in 750 share increments on May 31, 2008, 2009, and 2010, so long as Mr. Brock remains a director of the Company and (c) 3,000 shares of restricted Common Stock as to which the forfeiture restrictions will lapse in 750 increments on May 9, 2008, 2009, 2010, and 2011, so long as Mr. Brock remains a director of the Company.

(6)	Includes (a) 15,000 shares of Common Stock issuable upon the exercise of options exercisable within 60 days, (b) 2,250 shares of restricted Common Stock as to which the forfeiture restrictions will lapse in 750 share increments on May 31, 2008, 2009, and 2010, so long as Mr. Lightner remains a director of the Company and (c) 3,000 shares of restricted Common Stock as to which the forfeiture restrictions will lapse in 750 increments on May 9, 2008, 2009, 2010, and 2011, so long as Mr. Lightner remains a director of the Company.

(7)	Excludes 399,850 shares of Common Stock beneficially owned by persons for which Mr. Mills serves as investment advisor with investment power, voting power or both with respect to the securities. For purposes of the reporting requirements of the Exchange Act, Mr. Mills could be deemed the beneficial owner of such securities; however, Mr. Mills disclaims any beneficial ownership of such securities.

(8)	Includes (a) 52,500 shares of Common Stock issuable upon the exercise of options exercisable within 60 days, (b) 2,250 shares of restricted Common Stock as to which the forfeiture restrictions will lapse in 750 share increments on May 31, 2008, 2009, and 2010, so long as Messrs. Mills and Whilden remain directors of the Company and (c) 3,000 shares of restricted Common Stock as to which the forfeiture restrictions will lapse in 750 increments on May 9, 2008, 2009, 2010, and 2011, so long as Messrs. Mills and Whilden remain directors of the Company.

(9)	Includes (a) 27,500 shares of Common Stock issuable upon the exercise of options exercisable within 60 days, (b) 2,250 shares of restricted Common Stock as to which the forfeiture restrictions will lapse in 750 share increments on May 31, 2008, 2009, and 2010, so long as Mr. Scott remains a director of the Company and (c) 3,000 shares of restricted Common Stock as to which the forfeiture restrictions will lapse in 750 increments on May 9, 2008, 2009, 2010, and 2011, so long as Mr. Scott remains a director of the Company.

(10)	Mr. White also serves as one of our executive officers. Includes (a) 401,250 shares of Common Stock issuable upon the exercise of options exercisable within 60 days and (b) 13,334 shares of restricted Common Stock as to which the forfeiture restrictions will lapse in 6,667 increments on December 1, 2008 and September 30, 2009, so long as Mr. White remains employed by us.

(11)	Includes (a) 43,750 shares of Common Stock issuable upon the exercise of options exercisable within 60 days, (b) 9,750 shares of restricted Common Stock as to which the forfeiture restrictions will lapse in 3,250 share increments on May 31, 2008, 2009, and 2010, so long as Mr. Bautista remains employed by us and (c) 7,500 shares of restricted Common Stock as to which the forfeiture restrictions will lapse in 1,875 increments on February 1, 2009, 2010, 2011, and 2012, so long as Mr. Bautista remains employed by us.

(12)	Includes (a) 63,750 shares of Common Stock issuable upon the exercise of options exercisable within 60 days, (b) 9,750 shares of restricted Common Stock as to which the forfeiture restrictions will lapse in 3,250 share increments on May 31, 2008, 2009, and 2010, so long as Mr. Thomas remains employed by us and (c) 9,000 shares of restricted Common Stock as to which the forfeiture restrictions will lapse in 2,250 increments on February 1, 2009, 2010, 2011, and 2012, so long as Mr. Thomas remains employed by us.

(13)	Includes (a) 88,750 shares of Common Stock issuable upon the exercise of options exercisable within 60 days, (b) 9,750 shares of restricted Common Stock as to which the forfeiture restrictions will lapse in 3,250 share increments on May 31, 2008, 2009, and 2010, so long as Mr. Ritter remains employed by us and (c) 9,000 shares of restricted Common Stock as to which the forfeiture restrictions will lapse in 2,250 increments on February 1, 2009, 2010, 2011, and 2012, so long as Mr. Ritter remains employed by us.

(14)	Includes (a) 187,500 shares of Common Stock issuable upon the exercise of options exercisable within 60 days, (b) 15,000 shares of restricted Common Stock as to which the forfeiture restrictions will lapse in 5,000 share increments on May 31, 2008, 2009, and 2010, so long as Mr. Tepera remains employed by us and (c) 13,500 shares of restricted Common Stock as to which the forfeiture restrictions will lapse in 3,375 increments on February 1, 2009, 2010, 2011, and 2012, so long as Mr. Tepera remains employed by us.

(15)	Includes (a) 6,250 shares of Common Stock issuable upon the exercise of options exercisable within 60 days, (b) 9,750 shares of restricted Common Stock as to which the forfeiture restrictions will lapse in 3,250 share increments on May 31, 2008, 2009, and 2010, so long as Mr. Ford remains employed by us, and (c) 6,000 shares of restricted Common Stock as to which the forfeiture restrictions will lapse in 1,500 increments on February 1, 2009, 2010, 2011, and 2012, so long as Mr. Ford remains employed by us.

EXECUTIVE OFFICERS OF THE COMPANY

The names, ages and titles of our executive officers are listed below, along with a description of their business experience during the last five years. Information regarding Mr. White is set forth above under “Proposal One: Election of Directors — Information about Directors.”

Name	Age	Title

Kenneth T. White, Jr.	66	Chairman of the Board, President, Chief Executive Officer and Director
Ernesto Bautista, III	36	Vice President and Chief Financial Officer
William J. Thomas III	55	Vice President
Glen J. Ritter	54	Vice President
Jeffrey L. Tepera	42	Vice President and Chief Operating Officer
Stuart J. Ford	50	Vice President and Intellectual Property Counsel

Mr. Bautista, a certified public accountant, serves as our Vice President and Chief Financial Officer. From July 2000 to July 2006, when Mr. Bautista was appointed to his current position with the Company, Mr. Bautista served as our Vice President and Corporate Controller. From September 1994 to May 2000, Mr. Bautista served in various positions at Arthur Andersen LLP, most recently as a manager in the assurance practice, specializing in emerging, high growth companies.

Mr. Thomas has served as our Vice President since May 2000, the President of our PathFinder Energy Services, Inc. subsidiary since June 1999 and the President of our Thomas Energy Services, Inc. (“TES”) subsidiary since June 1994. Mr. Thomas has over 30 years of experience in the oil and natural gas industry and has been employed by TES since 1974.

Mr. Ritter has served as our Vice President since April 2005, and the President of our Coil Tubing Services, L.L.C. (“CTS”) subsidiary since the acquisition by the Company of CTS in May 2001. Prior to that time, Mr. Ritter was a part owner in and President of CTS since its inception in 1997. Mr. Ritter has over 30 years of experience in the oil and natural gas industry.

Mr. Tepera serves as our Vice President and Chief Operating Officer. From April 2000 until July 2006, when Mr. Tepera was appointed to his current position with the Company, Mr. Tepera served as our Vice President and Chief Financial Officer. From December 1997 until March 2000, Mr. Tepera served as our Vice President and Treasurer. From 1989 to December 1997, Mr. Tepera was employed by Arthur Andersen LLP serving in various positions, most recently as a manager in the assurance practice, specializing in emerging, high growth companies.

Mr. Ford, a registered patent attorney, has served as our Vice President and Intellectual Property Counsel since February 2002. Mr. Ford was formerly a partner in the law firm of Vinson & Elkins L.L.P., where he practiced from August 1998 to February 2002 specializing in patent and other intellectual property matters.

COMPENSATION DISCUSSION AND ANALYSIS

General Compensation Committee Structure

The Compensation Committee is currently comprised of Messrs. Whilden, Lightner and Scott. During 2007, the Compensation Committee was comprised solely of non-employee directors who were each independent under the rules promulgated by the NYSE. During 2007, the Compensation Committee held six meetings.

The purpose of the Compensation Committee is to assist our Board in discharging its responsibilities with regard to executive compensation, which includes overseeing our executive compensation program and administering our equity compensation plans. The primary responsibilities of the Compensation Committee are to:

•	on an annual basis, review and approve corporate goals and objectives for our Chief Executive Officer and evaluate the performance of the Chief Executive Officer in light of such goals and objectives;

•	on an annual basis, set the annual compensation, including salary, bonus, incentive and equity compensation of the Chief Executive Officer based upon such evaluation;

•	on an annual basis, evaluate the performance and review the compensation structure for other executive officers and key employees;

•	on an annual basis, review and make recommendations to the Board with respect to incentive compensation plans and equity-based plans;

•	review and approve, for the Chief Executive Officer and other executive officers and key employees, all benefits, option or stock award grants, perquisites, employment agreements, severance agreements and change-in-control agreements; and

•	perform such other duties as the Board may assign to the Compensation Committee from time to time.

The Corporate Governance and Nominating Committee assists the Board with the determination of director compensation. For more information, please read “Governance Matters — Director Compensation” located elsewhere in this proxy statement.

The Compensation Committee has been delegated all authority of the Board as may be required to fulfill the Compensation Committee’s responsibilities. The Compensation Committee may form and delegate some or all of its authority to subcommittees when it deems appropriate. The Compensation Committee has the authority to engage compensation consultants to assist the Compensation Committee in the evaluation of our executive compensation programs. The Compensation Committee has sole authority to approve the compensation consultant’s fees and other retention terms and has the authority to cause us to pay the fees and expenses of such consultants. The Compensation Committee also has the authority to obtain advice and assistance from internal and external legal, accounting or other advisors, to approve the fees and expenses of such outside advisors and to cause us to pay the fees and expenses of such outside advisors.

For additional information regarding the Compensation Committee and its members, please read “Governance Matters — Compensation Committee” located elsewhere in this proxy statement.

Compensation Philosophy and Objectives of the Compensation Program

Our general compensation philosophy is to create a competitive total compensation package based on a pay for performance culture which we believe will allow us to attract and retain highly-qualified executive personnel and align the interests of such personnel with the short-term and long-term interests of our shareholders. The goals of the executive compensation program are to provide a total compensation package that is competitive with the prevailing practices for the industry in which we operate, allowing for above average total compensation when justified by business results and individual performance. As discussed below, our Compensation Committee believes that these objectives are accomplished through the structure of the elements of our executive compensation program.

Elements of Executive Compensation

Total Compensation

Total annual compensation for our executive officers includes three principal elements — base salary, annual cash incentive bonuses and long-term incentive compensation in the form of stock option and restricted stock awards. Based on the competitive practices in our industry and the other factors discussed below, the Compensation Committee believes that these compensation elements are consistent with our compensation philosophy and are most appropriate to further the goals of our executive compensation program discussed above.

Executive officers are compensated using a combination of short-term compensation (salary and annual cash incentive bonuses) and long-term incentive awards (stock options and restricted stock). Base salaries have historically been set to approximate the median of the executive base compensation of a peer group of companies selected by our independent compensation consultant, so that annual cash incentive bonuses, which are primarily determined by individual performance, can, if justified, constitute a larger portion of cash compensation. The Compensation Committee believes that long-term incentive awards motivate and reward the creation of long-term shareholder value and drive our performance. The Compensation Committee has established a practice of awarding long-term incentive awards based on competitive practices, our continuing financial progress and individual performance.

Base Salary

Base salaries are paid for ongoing performance throughout the year. In establishing base cash compensation for our named executive officers, the Compensation Committee targets the median base cash compensation of executives of the peer group of companies selected by our independent compensation consultant having similar responsibilities. The Compensation Committee reviews base salaries annually to ensure they are competitive and commensurate with each named executive officer’s job responsibilities and his performance. In doing so, the Compensation Committee considers external market conditions, individual factors, our financial results and internal pay equities. In addition, the Compensation Committee considers the Chief Executive Officer’s base salary recommendations for named executive officers other than himself. Base salary of the Chief Executive Officer is reviewed and recommended by the Compensation Committee to the independent members of the Board based upon the same criteria.

Annual Cash Incentive Bonuses

Annual cash incentive bonuses are paid to reward individual performance and the achievement of corporate objectives. The Compensation Committee establishes the target annual cash incentive bonus opportunity for each named executive officer at the beginning of each year. Such target is typically established as a percentage of each officer’s base salary. The target is reviewed annually to ensure that it is competitive and commensurate with each officer’s job responsibilities.

At the beginning of each year, the Compensation Committee establishes performance evaluation criteria for the Chief Executive Officer and approves the performance evaluation criteria for the named executive officers other than the Chief Executive Officer. These performance evaluation criteria may vary by officer.

Annual cash incentive bonuses are paid after the end of each calendar year once the Compensation Committee and the Board have evaluated our performance and each individual’s leadership qualities and performance during the prior year. The annual cash incentive bonuses for named executive officers typically comprise a larger portion of total short-term cash compensation. An individual officer’s annual cash incentive bonus may be lower than the target level as a result of lower than expected individual performance. There is also the potential for an individual officer’s annual cash incentive bonus to exceed the target level in the event of exceptional performance by us or the individual officer.

The performance evaluation process followed by the Compensation Committee is discussed below under “— Process for Determining Executive Compensation.”

Long-Term Incentive Awards

On an annual basis, the Compensation Committee considers the grant of long-term incentive awards in the form of stock options and restricted stock to named executive officers. Stock options and restricted stock are granted because these awards tie directly to the performance of our Common Stock and align the interests of the executive officers with the interests of our shareholders. The Compensation Committee also believes that grants of stock options and restricted stock provide an effective means of executive retention because the awards vest over a period of years and typically increase in value if our stock price increases. The Compensation Committee is responsible for approving such grants of long-term incentive awards.

Stock Options.  Prior to shareholder approval of our 2006 Stock Awards Plan, which occurred in May 2006, the Compensation Committee followed a policy of considering the award of stock options to executive officers on an annual basis under our 1997 Stock Option Plan. All stock option awards were made with option exercise prices equal to the fair market value of our Common Stock on the date of grant. Holders of stock option awards benefit only when and to the extent that our stock price increases after the option grant. Stock options typically vest over a four-year period in equal annual installments, beginning from the first anniversary of the date of grant, and expire ten years from the date of grant.

Restricted Stock.  Under our 2006 Stock Awards Plan, the Compensation Committee is permitted to grant a variety of equity-based awards. The Compensation Committee, considering the impact of expensing of share-based compensation, has since 2006 elected to grant executive officers restricted stock awards rather than stock options. Restricted stock awards are typically granted to executive officers on an “every-other-year” basis. Generally, restricted stock awards vest over a three or four-year period in equal annual installments, beginning from the first anniversary of the date of grant.

Please see “— Process for Determining Executive Compensation” below for more information regarding the Compensation Committee’s process of considering the award of stock options and restricted stock on a periodic basis to our named executive officers. Please see “Executive Compensation — Summary Compensation Table” and “Executive Compensation — 2007 Grants of Plan-Based Awards” and the accompanying footnotes and narrative disclosures for more information regarding the stock options and restricted stock granted to our named executive officers. Please also see “Executive Compensation — Potential Payments Upon Termination or Change in Control” for a discussion of the conditions under which vesting of equity incentive awards may accelerate or the conditions under which such awards may be forfeited. The Compensation Committee has sought to design these accelerated vesting and forfeiture provisions to be consistent with the equity awards offered by the peer group of companies identified by our independent compensation consultant so as to make our long-term incentive awards competitive with such peer group of companies.

Health and Welfare Benefits

We offer subsidized health and other group benefits which include medical, dental, vision, disability and life insurance coverage as well as flexible spending accounts, to all eligible employees. Named executive officers may elect to receive such health and group benefits, subject to the payment of required premium payments. In addition, we pay the premiums on a life insurance policy for our President and Chief Executive Officer.

Vehicle Allowance

We provide monthly vehicle allowances to each named executive officer that are calculated based upon our estimate of annual depreciation, maintenance and operating costs. The Compensation Committee believes that the provision of a vehicle allowance is prevalent in our industry and is consistent with maintaining a competitive compensation package.

Perquisites

We seek to maintain equal standards of treatment between named executive officers and other employees. Other than vehicle allowances and the policy of life insurance provided for our President and Chief Executive Officer, personal perquisite and benefit allowances are not provided to named executive officers.

Additional Factors Considered When Determining Total Compensation

Benchmarking

In order to determine appropriate levels of total compensation for each of our named executive officers, the Compensation Committee conducts an evaluation of competitive trends with the help of its independent compensation consultant. The Compensation Committee reviews and makes recommendations for the level of total compensation for each of our named executive officers, including base salary, annual cash incentive bonuses and long-term incentive awards based partly on competitive benchmark data derived from executive compensation surveys. Our independent compensation consultant collected survey data from the following companies it and the Compensation Committee believes are a representative sample of peer group companies in connection with its report to the Compensation Committee prepared in January 2008: Complete Production Services, Inc., Core Laboratories N.V., Helix Energy Solutions Group, Inc., Oil States International, Inc., RPC, Inc., Superior Energy Services, Inc., and Tetra Technologies, Inc.

The survey data is used primarily to ensure that base salary levels of our named executive officers approximate the median of the companies surveyed, that our long-term incentive award grant practices are competitive and that our executive compensation program, as a whole, is competitive and generally within the 50th to 75th percentile of comparative compensation when targeted performance levels are achieved.

Employment Agreements

We enter into employment agreements with all named executive officers. These employment agreements provide for benefits to be received upon termination under certain circumstances. The Compensation Committee believes that making these payments available is consistent with trends in the Company’s industry and places the named executive officers in a position to objectively consider business combination transactions that would benefit shareholders without undue concern for their personal situation. For more information, please see “Executive Compensation — Named Executive Officer Employment Agreements” located elsewhere in this proxy statement for a description of the employment agreements for each named executive officer, as well as “Executive Compensation — Potential Payments upon Termination or Change in Control” located elsewhere in this proxy statement for a description of amounts potentially payable to the named executive officers upon termination of employment or a change in control.

Tax and Accounting Considerations

For compensation in excess of $1 million, Section 162(m) of the Internal Revenue Code generally limits our ability to take a federal income tax deduction for compensation paid to the Chief Executive Officer and the four most highly compensated executive officers other than the Chief Executive Officer, except for qualified performance-based compensation. Options issued under our 1997 Stock Option Plan have been structured to qualify as performance-based and, thus, would not be subject to this deduction limitation. Restricted stock awards made to date under the 2006 Stock Awards Plan have not been designed to qualify for this exemption. While the Compensation Committee will seek to utilize deductible forms of compensation to the extent practicable, it does not believe that compensation decisions should be made solely to maintain the deductibility of compensation for federal income tax purposes. Four of our executive officers reached the deduction limitation in 2007. The Compensation Committee plans to continue to evaluate our salary, bonus and stock awards programs relative to the Section 162(m) deduction limitation.

We adopted SFAS 123R as of January 1, 2006 and, accordingly, we expense the grant-date fair value of stock options, restricted stock and other equity-based compensation issued to employees. The fair value of each option award made after December 31, 2005 is estimated on the date of grant in accordance with the requirements set forth in SFAS 123R. Once the fair value of each award is determined, it is recognized as compensation expense ratably over the vesting period, provided that the participant is continuously employed with us through each vesting date. The Compensation Committee has considered the impact of expensing certain equity-based compensation and, accordingly, has chosen to reduce the use of stock options.

Process for Determining Executive Compensation

As discussed above, the principal elements of our named executive officers’ compensation consists of base salary, an annual cash incentive bonus and long-term incentive awards in the form of restricted stock or options to purchase our Common Stock. The following is a discussion of the steps generally followed by our Compensation Committee in establishing the compensation of our named executive officers as well as a discussion of the decisions made by the committee in respect of 2007 and 2008.

At the beginning of each year, the Compensation Committee meets in person and by telephone several times to consider each named executive officer’s cash incentive bonus payable in respect of performance during the immediately preceding fiscal year, long-term incentive award grants in respect of performance during the immediately preceding fiscal year and base salary for the then current fiscal year.

During 2007 and the first quarter of 2008, the Compensation Committee retained Hewitt Associates L.L.C. as its independent compensation consultant to (1) help determine our peer group and to conduct an analysis comparing our executive compensation to that of such peer group, (2) review our internal executive pay elements and

(3) provide an executive compensation survey, including an analysis of the total annual compensation of each named executive officer. The independent compensation consultant was retained by and is directly accountable to the Compensation Committee.

After receiving the report of the independent compensation consultant, the Compensation Committee undertook a review of our performance and each named executive officer’s performance relative to the performance evaluation criteria established at the beginning of 2007. These performance evaluation criteria included qualitative factors, such as the tone set for us by management and our continuing compliance with legal and regulatory requirements, and quantitative factors, such as earnings per share and EBITDA goals and meeting capital expenditure budgets. The Compensation Committee does not engage in a formulaic evaluation of performance relative to the performance evaluation criteria. Rather, the Compensation Committee performs a subjective evaluation, as the Compensation Committee believes that the dynamic nature of our business and the macroeconomic factors that impact our operations make rigid adherence to compensation formulae inappropriate and potentially inequitable. In addition, the Compensation Committee makes a subjective analysis of our performance, our performance relative to our peers and the individual named executive officer’s leadership qualities and performance. With respect to the named executive officers other than our Chief Executive Officer, the Compensation Committee also met with our Chief Executive Officer, who assists the Compensation Committee in the review process by making recommendations to the committee and playing an active role in the evaluation of such officers’ performance and the establishment of such officers’ compensation. The Chief Executive Officer does not participate in discussions about his individual compensation matters or in the making of recommendations by the Compensation Committee of his compensation.

Based on the foregoing and the input of its independent compensation consultant, the Compensation Committee makes decisions regarding base salary levels, cash incentive bonus levels and long-term incentive awards. The Compensation Committee then meets with the independent non-management directors in private executive session to review the recommendations of the Compensation Committee.

2007 Executive Compensation

Determination of 2007 Base Salary

During the first quarter of 2007, the Compensation Committee met with its independent compensation consultant, considered relevant industry and market data and reviewed executive compensation benchmark data derived from executive compensation surveys and information relating to our peer group in establishing 2007 base salaries for our named executive officers. Based on the Compensation Committee’s analysis of this information and its goals and objectives described above, the Compensation Committee determined the following 2007 base salaries were reasonable:

		2007
Name	Title	Base Salary

Kenneth T. White, Jr.	Chairman, President and Chief Executive Officer	$500,000
Ernesto Bautista, III	Vice President and Chief Financial Officer	250,000
William J. Thomas III	Vice President	380,000
Glen J. Ritter	Vice President	380,000
Jeffrey L. Tepera	Vice President and Chief Operating Officer	350,000

Determination of 2007 Cash Incentive Bonus

At the beginning of 2007, the Compensation Committee established a target annual cash incentive bonus level for each of the named executive officers. It also established performance evaluation criteria for our Chief Executive Officer and approved the performance evaluation criteria recommended by the Chief Executive Officer for the named executive officers other than himself. In early 2008, the Compensation Committee reviewed our actual performance relative to such performance evaluation criteria. For 2007, the Compensation Committee found that we generally had equaled or exceeded such criteria. Although annual cash incentive bonuses are not formulaic, the Compensation Committee considered, among other factors, our performance and the competitive market in our industry and determined that, to maintain a competitive compensation package and retain high quality employees, it needed to pay competitive annual incentive bonuses.

Based on the policies described above, the Compensation Committee reviewed all elements of Mr. White’s total compensation for 2007. Based on the Compensation Committee’s review of these and external factors, they found Mr. White’s total compensation to be reasonable and not excessive. The Compensation Committee believed our performance in 2007 demonstrated that Mr. White had been successful in his role as Chief Executive Officer and that he continued to demonstrate the integrity, planning and leadership qualities that the executive compensation program was designed to foster and reward. The Compensation Committee also reviewed our financial and operating performance and stock price performance. In light of the foregoing, the Compensation Committee concluded that Mr. White should receive an annual cash incentive bonus for his 2007 performance in the amount of $850,000.

In addition, the Compensation Committee reviewed all elements of total compensation for the other named executive officers for 2007 in the same manner as they reviewed the total compensation for our Chief Executive Officer. The Compensation Committee also considered recommendations from the Chief Executive Officer regarding total compensation for the other named executive officers. Based on corporate performance for 2007, as well as the individual performance of the other named executive officers, the Compensation Committee awarded cash incentive bonuses to our other named executive officers. In the case of Mr. Bautista, the Compensation Committee considered the quality of our financial reporting, access to capital, investor relations and the performance of our accounting, treasury and information technology functions. On the basis of this evaluation, the Compensation Committee awarded a $265,625 cash incentive bonus to Mr. Bautista. In the cases of Messrs. Thomas and Ritter, the Compensation Committee considered the performance of the respective segment each oversees, customer satisfaction within those segments, equipment utilization rates, market share data and similar operational statistics. On the basis of this evaluation, the Compensation Committee awarded cash incentive bonuses of $403,750 to each of Mr. Thomas and Mr. Ritter. In the case of Mr. Tepera, the Compensation Committee considered our overall operational performance, the quality of Mr. Tepera’s leadership and interaction with our various subsidiary presidents in helping them achieve their business objectives, investor relations, Mr. Tepera’s oversight of our legal, financial, and health, safety and environmental functions and similar operational statistics. On the basis of this evaluation, the Compensation Committee awarded a $395,675 cash incentive bonus to Mr. Tepera.

Determination of 2007 Grants of Long-Term Incentive Awards

The Compensation Committee believes long-term incentive awards provide an effective means of executive retention and an incentive to build shareholder value. In early 2007, the Compensation Committee determined that, based on the performance of our Common Stock during 2006 and review of competitive practices, our financial achievements and individual performance, an award in the form of restricted stock to Mr. White was appropriate and reasonable. Under our 2006 Stock Awards Plan, the Compensation Committee granted 20,000 shares of restricted stock to Mr. White effective February 7, 2007. The terms of this restricted stock grant are described under “Executive Compensation — Outstanding Equity Awards at Fiscal Year-End.” Consistent with the Compensation Committee’s “every-other-year” philosophy, Messrs. Bautista, Thomas, Ritter, and Tepera did not receive a grant of restricted stock in 2007. No stock options were granted to any named executive officer during 2007.

2008 Executive Compensation

In early 2008, the Compensation Committee also considered whether adjustments should be made to the base salaries and incentive bonus potential for the named executive officers for 2008. The Compensation Committee consulted with its independent compensation consultant and adjusted each named executive officer’s base salary based on individual performance, 2008 market conditions and the other factors discussed above. No adjustments were made to incentive bonus potential for 2008. The following table sets forth the 2008 base salaries and incentive bonus potential (as a percentage of base salary) for the named executive officers.

			2008 Incentive
			Bonus Potential
		2008	(as a % of
Name	Title	Base Salary	Base Salary)

Kenneth T. White, Jr.	Chairman, President and Chief Executive Officer	$500,000	200%
Ernesto Bautista, III	Vice President and Chief Financial Officer	263,000	125%
William J. Thomas III	Vice President	400,000	125%
Glen J. Ritter	Vice President	400,000	125%
Jeffrey L. Tepera	Vice President and Chief Operating Officer	370,000	133%

In early 2009, the Compensation Committee will establish the actual 2008 cash incentive bonuses for each named executive officer. The Compensation Committee expects that it will follow a process similar to that followed in establishing 2007 cash incentive bonuses as described above under “— 2007 Executive Compensation — Determination of 2007 Cash Incentive Bonuses.”

In early 2008, the Compensation Committee also determined that, based on the performance of our Common Stock during 2007 and review of competitive practices, our financial achievements and individual performance, awards in the form of restricted stock to certain named executive officers were appropriate and reasonable. Under our 2006 Stock Awards Plan, the Compensation Committee granted the following awards, effective February 1, 2008: (1) Mr. Bautista received a grant of 7,500 restricted shares, (2) Messrs. Thomas and Ritter each received grants of 9,000 restricted shares and (3) Mr. Tepera received a grant of 13,500 restricted shares. These restricted stock grants vest ratably over a four-year period, commencing on the first anniversary of the grant date, in 25% increments after each year of service has been completed.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with management the “Compensation Discussion and Analysis” required by Item 402(b) of Regulation S-K. Based upon such review and discussions, the Compensation Committee recommended to the Board that the “Compensation Discussion and Analysis” be included in this Proxy Statement on Schedule 14A.

The Compensation Committee

Robert H. Whilden, Jr., Chairman
James D. Lightner
Milton L. Scott

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table summarizes compensation of our named executive officers for the years ended December 31, 2007 and 2006.

				Stock	Option	All Other
Name and Principal Position	Year	Salary	Bonus(1)	Awards(2)	Awards(2)	Compensation(3)	Total

Kenneth T. White, Jr.	2007	$500,000	$850,000	$370,760	$217,632	$44,250	$1,982,642
Chairman, President and	2006	475,000	950,000	226,800	217,806	43,193	1,912,799
Chief Executive Officer
Ernesto Bautista, III	2007	250,000	265,625	183,105	145,233	27,000	870,963
Vice President and	2006	215,000	270,000	106,811	162,479	32,073	786,363
Chief Financial Officer
William J. Thomas III	2007	380,000	403,750	183,105	181,578	27,000	1,175,433
Vice President	2006	360,000	450,000	106,811	207,418	26,800	1,151,029
Glen J. Ritter	2007	380,000	403,750	183,105	87,225	27,000	1,081,080
Vice President	2006	360,000	450,000	106,811	120,456	26,800	1,064,067
Jeffrey L. Tepera	2007	350,000	395,675	281,700	290,476	27,000	1,344,851
Vice President and	2006	300,000	375,000	164,325	324,958	25,916	1,190,199
Chief Operating Officer

(1)	Represents bonuses earned for the respective year that were paid subsequent to year end.
(2)	Represents the amounts we expensed in respect of stock and option awards under SFAS 123R during the applicable year rather than grants of awards during such years. Grant information is contained under “— 2007 Grants of Plan Based Awards.” See Notes 2 and 11 to the consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2007 for more information regarding our accounting for share-based compensation.
(3)	For the year ended December 31, 2007: for Mr. White, includes $18,000 of vehicle allowances, $17,250 of premium payments on a policy of life insurance made by us on behalf of Mr. White and $9,000 of contractual and discretionary contributions by us to Mr. White’s 401(k) plan accounts. For Messrs. Bautista, Thomas, Ritter, and Tepera includes $18,000 of vehicle allowances and $9,000 of contractual and discretionary contributions by us to their 401(k) plan accounts. For the year ended December 31, 2006: for Mr. White, includes $16,204 of vehicle allowances, $17,250 of premium payments on a policy of life insurance made by us on behalf of Mr. White and $8,800 of contractual and discretionary contributions by us to Mr. White’s 401(k) plan accounts. For Mr. Bautista, includes $22,732 of vehicle allowances and $8,800 of contractual and discretionary contributions by us to Mr. Bautista’s 401(k) plan accounts. For Mr. Thomas, includes $18,000 of vehicle allowances and $8,800 of contractual and discretionary contributions by us to Mr. Thomas’ 401(k) plan accounts. For Mr. Ritter, includes $18,000 of vehicle allowances and $8,800 of contractual and discretionary contributions by us to Mr. Ritter’s 401(k) plan accounts. For Mr. Tepera, includes $16,801 of vehicle allowances and $8,800 of contractual and discretionary contributions by us to Mr. Tepera’s 401(k) plan accounts.

2007 Grants of Plan-Based Awards

The following table sets forth information regarding the grants of restricted stock to our named executive officers during 2007. The restricted stock vests as follows: 6,666 shares on December 1, 2007, 6,667 shares on December 1, 2008, and 6,667 shares on September 30, 2009, so long as Mr. White remains continuously employed with us through each vesting date. Messrs. Bautista, Thomas, Ritter, and Tepera did not receive grants of restricted stock during 2007, and no stock options were granted to any named executive officer during 2007.

		Stock Awards:	Grant Date
		Number of	Fair Value
		Shares of	of Stock
Name	Grant Date	Stock	Awards(1)

Kenneth T. White, Jr.	2/7/2007	20,000	$894,800

(1)	Represents the grant date fair value of restricted stock awards based on the closing price of our Common Stock on the grant date of February 7, 2007 of $44.74.

Named Executive Officer Employment Agreements

We have employment agreements with each of our named executive officers. The employment agreements we have with our named executive officers, other than our President and Chief Executive Officer, provide for an initial term ending on December 31, 2009 and automatic one-year extensions following the end of the initial term unless either we or the executive provides notice of desire not to renew. These agreements also provide for the following:

•	a minimum base salary;

•	a target incentive cash bonus (expressed as a percentage of base salary); and

•	a vehicle allowance.

Each employment agreement provides that the Compensation Committee may increase, but not decrease, the annual base salary. Under each employment agreement, the executive agrees, during the term of employment and for two years following any voluntary termination of employment, not to engage directly or indirectly in, render any advice or services to, be employed by or hold an ownership interest in, any type of business in which we or any of our subsidiaries are actively engaged in the States of Texas and Louisiana.

Our President and Chief Executive Officer’s employment agreement expires on September 30, 2009 but otherwise contains the terms described above. Additionally, it provides for premium payments on a life insurance policy for his benefit. It also provides our President and Chief Executive Officer with the option, with the consent of our Board of Directors, to resign from his position as our President and Chief Executive Officer but continue to serve as the Chairman of our Board of Directors and as an employee for a three year term.

Please see “— Potential Payments upon Termination or Change in Control” for a description of amounts potentially payable under the named executive officers’ employment agreements upon termination of employment or a change in control.

1999 Non-Statutory Stock Option Plan

On March 29, 1999, prior to our initial public offering, Mr. White was granted an option to purchase 900,900 shares of Common Stock at a purchase price of $4.55 per share. As of December 31, 2007, the remaining unexercised option to purchase 345,000 shares of Common Stock was vested. This option is exercisable by Mr. White at any time until March 29, 2009 and is not transferable. Upon Mr. White’s death or disability, or the termination of his employment for any reason, Mr. White or his estate, as the case may be, may exercise this option at any time within three months from the date of such termination, death or disability.

2004 Restricted Stock Grant

On May 12, 2004, our shareholders approved the grant of 75,000 shares of restricted stock to Mr. White. All of these shares of restricted stock were vested as of December 31, 2007.

1997 Stock Option Plan

Our Board adopted the 1997 Stock Option Plan (the “1997 Plan”) in August 1997. The Compensation Committee was granted sole authority by the Board to administer the 1997 Plan. In connection with adopting the 2006 Stock Awards Plan, discussed below, we terminated our right to make further awards under the 1997 Plan. However, unexercised stock options remain outstanding under the 1997 Plan, and such plan remains effective with respect to those outstanding awards.

Each option granted under the 1997 Plan contains terms and conditions as approved by the Compensation Committee. Options granted under the 1997 Plan vest ratably over a four-year period and expire 10 years from the date of grant. Except in certain circumstances, including a merger or consolidation or the sale of substantially all of our assets, no option may be exercised unless a continuous service requirement has been satisfied. If an optionee’s employment terminates for any reason, the option may be exercised during the three-month period following the termination, but only to the extent vested at the time of the termination. Each option is assignable or transferable only by will or by the laws of descent and distribution or pursuant to a qualified domestic relations order as defined by Code or Title 1 of the Employee Retirement Income Security Act of 1974, as amended.

The exercise price of options granted under the 1997 Plan is equal to the market value of our Common Stock on the date options were granted, and we received no consideration in granting such options.

2006 Stock Awards Plan

In May 2006, our shareholders approved the Board’s March 2006 adoption of the 2006 Stock Awards Plan (the “2006 Plan”). The Compensation Committee was granted sole authority by the Board to administer the 2006 Plan and has sole authority to (1) grant awards pursuant to the terms of the 2006 Plan, (2) select participants from those individuals eligible to receive awards under the 2006 Plan, (3) determine the type of award that is to be granted under the 2006 Plan, (4) determine the number of shares of Common Stock to be covered by each award, (5) establish the terms and conditions of any award granted, (6) modify, amend or adjust the terms and conditions of any award subject to the terms of the 2006 Plan and (7) determine under what circumstances an award may be settled in cash or Common Stock. Awards that may be granted under the 2006 Plan include stock options, stock appreciation rights, restricted stock, restricted stock units, performance units and other stock-based awards. The Compensation Committee will fix the term of each award, but no award of stock options or stock appreciation rights may be exercisable more than seven years after the date the award is granted.

To date, the Compensation Committee has only granted restricted stock awards under the 2006 Plan. Generally, these awards vest ratably over a four-year period commencing with the first anniversary of the date of grant, provided that the participant is continuously employed with us through each vesting date. If a participant’s employment terminates for any reason other than death, disability, or change in control, then any shares of restricted stock that are not vested as of the date of termination will be forfeited by the participant and canceled by us. Any shares of restricted stock that are not vested shall fully vest and become unrestricted if we undergo a change in control or if the participant’s employment is terminated due to death or disability.

Shares subject to the restricted stock awards that are unvested are transferable only by will or by the laws of descent and distribution. Otherwise, shares subject to the restricted stock awards that are unvested may not be sold, assigned, pledged, encumbered or otherwise transferred.

Our Board may amend, alter or discontinue the 2006 Plan, but no amendment, alteration or discontinuation to the Plan or any award may be made which would impair the rights of a participant without the participant’s consent, except for amendments made to comply with applicable law, stock exchange rules or accounting rules. In addition, no amendment may be made to the Plan without the approval of our shareholders to the extent such approval is required by applicable law or stock exchange rules or to comply with Section 162(m) of the Code.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information regarding the number of shares of unexercised stock options and the number of shares and value of unvested restricted stock outstanding on December 31, 2007 for our named executive officers. The market value of shares of restricted stock that have not vested was determined using the closing price of our Common Stock as of December 31, 2007 of $56.21.

	Option Awards					Restricted Stock Awards
	Number of	Number of				Number of		Market Value
	Securities	Securities				Shares of		of Shares of
	Underlying	Underlying				Restricted		Restricted
	Unexercised	Unexercised		Option	Option	Stock		Stock
	Options	Options		Exercise	Expiration	That Have		That Have
Name	(Exercisable)	(Unexercisable)		Price	Date	Not Vested		Not Vested

Kenneth T. White, Jr.	345,000	—		$4.55	3/29/2009	—		$—
	37,500	37,500	(1)	22.95	5/11/2015	—		—
	—	—		—	—	13,334	(2)	749,504

Ernesto Bautista, III	1,250	—		16.50	10/11/2010	—		—
	10,000	—		18.64	8/26/2013	—		—
	15,000	5,000	(3)	15.28	2/5/2014	—		—
	6,250	12,500	(4)	22.95	5/11/2015
	—	—		—	—	9,750	(5)	548,048

William J. Thomas III	15,000	—		18.64	8/26/2013	—		—
	22,500	7,500	(3)	15.28	2/5/2014	—		—
	12,500	12,500	(4)	22.95	5/11/2015	—		—
	—	—		—	—	9,750	(5)	548,048

Glen J. Ritter	50,000	—		22.88	7/30/2011	—		—
	20,000	—		18.06	4/22/2013	—		—
	12,500	12,500	(4)	22.95	5/11/2015	—		—
	—	—		—	—	9,750	(5)	548,048

Jeffrey L. Tepera	40,000	—		16.50	10/11/2010	—		—
	30,000	—		22.88	7/30/2011	—		—
	40,000	—		18.64	8/26/2013	—		—
	30,000	10,000	(3)	15.28	2/5/2014	—		—
	25,000	25,000	(6)	22.95	5/11/2015	—		—
	—	—		—	—	15,000	(7)	843,150

(1)	These options will vest and become exercisable in 18,750 increments on May 11, 2008 and 2009.

(2)	These shares of unvested restricted stock will vest as follows: 6,667 shares on December 1, 2008, and 6,667 shares on September 30, 2009.

(3)	These options will vest and become exercisable on February 5, 2008.

(4)	These options will vest and become exercisable in 6,250 increments on May 11, 2008 and 2009.

(5)	These shares of unvested restricted stock will vest in 3,250 increments on May 31, 2008, 2009, and 2010.

(6)	These options will vest and become exercisable in 12,500 increments on May 11, 2008 and 2009.

(7)	These shares of unvested restricted stock will vest in 5,000 increments on May 31, 2008, 2009, and 2010.

Option Exercises and Stock Vested

The following table sets forth information regarding the number and value of shares of restricted stock vested during 2007 for our named executive officers. None of our named executive officers exercised any stock options during 2007.

	Restricted Stock Awards
	Number of
	Restricted Shares
	Acquired on	Value Realized
Name	Vesting	on Vesting(1)

Kenneth T. White, Jr.	31,666	$1,827,633
Ernesto Bautista, III	3,250	207,350
William J. Thomas III	3,250	207,350
Glen J. Ritter	3,250	207,350
Jeffrey L. Tepera	5,000	319,000

(1)	Represents the value realized upon vesting determined by multiplying the number of shares of Common Stock acquired upon vesting by the market value of our Common Stock on the vesting date.

Potential Payments Upon Termination or Change in Control

This section describes the amounts potentially payable to our named executive officers under their employment agreements and our stock plans and other compensation programs upon termination of employment or if we undergo a change in control. The amounts set forth in this section are estimates that are based on a number of assumptions. Actual amounts payable to our named executive officers could be materially different. The following discussion is based on each named executive officer’s employment agreement, salary level and restricted stock and stock option holdings as of December 31, 2007 and the benefits paid to the named executive officer during fiscal year 2007. In addition, it assumes a price per share of our Common Stock of $56.21, which was the closing price per share on December 31, 2007, as reported on the NYSE.

We entered into amendments with Messrs. White, Bautista, Thomas, Ritter and Tepera to their respective employment agreements in January 2008. The terms of the employment agreements, as amended, between us and these named executive officers are described under “— Named Executive Officer Employment Agreements.”

Kenneth T. White, Jr.

If Mr. White is terminated for any of the following reasons, he is entitled to receive the Termination Benefits described below:

•	Mr. White’s employment agreement expires at the end of the current term;

•	we terminate Mr. White for any reason other than death, disability or for cause;

•	Mr. White resigns due to a material breach by us of his employment agreement, a significant reduction in his duties or responsibilities, the assignment to him of duties materially inconsistent with his position or a relocation of more than 25 miles from his present business address (collectively, “good reason”);

•	Mr. White resigns within the 180-day period beginning on the date upon which a change in control occurs;

•	Mr. White resigns because the Board has refused to consent to his exercise of his partial resignation right described under “— Named Executive Officer Employment Agreements”; or

•	Mr. White resigns after September 30, 2009.

Mr. White’s employment agreement defines “Termination Benefits” as follows:

•	a lump sum cash payment equal to 250% of the sum of his base salary in effect on the date of termination and the highest annual incentive compensation payment paid to Mr. White by us during the three years prior to the date of termination;

•	full vesting and immediate ability to exercise all outstanding stock options, restricted awards and other equity based awards granted to Mr. White;

•	a consulting agreement whereby Mr. White shall continue to perform services as a consultant to us for up to twenty (20) hours per month for a term of five (5) years for consideration of $25,000 per annum payable monthly; and

•	continuation of participation in all health, medical and life insurance plans that may be in effect from time to time, but only to the extent Mr. White is eligible under the terms of such plans, from the date of termination for a period of five (5) years.

However, if the applicable termination event occurs after Mr. White elects to resign as our President and Chief Executive Officer and serve only as our Chairman, as described under “— Named Executive Officer Employment Agreements,” the percentage described in the first bullet point in the second list set forth above would be 125% rather than 250%. We have assumed for purposes of the calculation below that the applicable termination event occurs prior to such election.

If Mr. White is terminated for either of the following reasons, he is entitled to receive an amount equal to twelve months of his base salary as in effect on the date of his termination:

•	upon his death; or

•	if we terminate Mr. White’s employment upon his incapacitation by accident, sickness or other circumstance rendering him mentally or physically incapable of performing his duties (“disability”).

If Mr. White is terminated by us for cause or he terminates his employment other than for one of the reasons described in the third through sixth bullet points in the list first set forth above, then no termination or severance benefits are payable to Mr. White by us.

If any payment or benefit under Mr. White’s employment agreement is determined to be subject to the excise tax for “excess parachute payments” under U.S. federal income tax rules, Mr. White is entitled to receive an additional amount to adjust for the incremental tax costs of those payments to him.

Assuming Mr. White’s employment was terminated under each of the foregoing circumstances, including a change in control that occurred on December 31, 2007, such payments and benefits have an estimated value as follows (less applicable withholding taxes):

Kenneth T. White, Jr.

		Value of
	Cash Severance	Accelerated
	of Base Salary	Equity	Consulting	Benefit	Tax
Scenario	and Bonus	Awards(1)	Arrangement	Continuation(2)	Gross-Ups

Expiration of employment agreement, termination by us other than for death, disability or for cause, or termination by Mr. White for good reason, in connection with a change in control, following the Board’s refusal to give consent to partial resignation, or after September 30, 2009 for any reason whatsoever	$3,625,000	$2,371,450	$125,000	$111,242	$—
Termination by us upon death or disability	500,000	1,124,200	—	—	—

(1)	As of December 31, 2007, Mr. White held 37,500 unvested stock options and 20,000 shares of unvested restricted stock. The value of accelerated unvested options was calculated by multiplying 37,500 shares underlying Mr. White’s unvested options by $56.21, the closing price of our Common Stock on December 31, 2007, and then deducting the aggregate $22.95 exercise price for these options. The value of accelerated unvested restricted stock was calculated by multiplying 20,000 shares by $56.21.

(2)	The value of benefit continuation contained in the above table is the total cost of COBRA continuation coverage for Mr. White, maintaining the same levels of medical, dental and other insurance in effect as of December 31, 2007, less the amount of premiums paid by the employee for such coverage.

Ernesto Bautista, III, William J. Thomas III, Glen J. Ritter, Jeffrey L. Tepera

If any of Messrs. Bautista, Thomas, Ritter or Tepera is terminated for any of the following reasons, such officer is entitled to receive the Termination Benefits described below:

•	such officer’s employment agreement is not renewed by us upon expiration of the current term;

•	we terminate such officer for any reason other than death, disability or for cause;

•	such officer resigns with good reason; or

•	such officer resigns within the 180-day period beginning on the date upon which a change in control occurs.

Each officer’s employment agreement defines “Termination Benefits” as follows:

•	a lump sum cash payment equal to 200% of the sum of such officer’s base salary in effect on the date of termination and the highest annual incentive compensation payment paid to such officer by us during the three years prior to the date of termination; and

•	full vesting and immediate ability to exercise all of the outstanding stock options, restricted awards and other equity based awards granted by us to such officer.

If any of the above officers is terminated for either of the following reasons, such officer is entitled to receive an amount equal to six months of his base salary as in effect on the date of his termination:

•	upon his death; or

•	if we terminate such officer’s employment upon his disability.

If such officer is terminated by us for cause or he terminates his employment other than for one of the reasons described in the second or third bullet points in the list first set forth above, then no termination or severance benefits are payable to such officer by us.

If any payment or benefit under such officer’s employment agreement is determined to be subject to the excise tax for “excess parachute payments” under U.S. federal income tax rules, such officer is entitled to receive an additional amount to adjust for the incremental tax costs of those payments to him.

Assuming such officer’s employment was terminated under each of the foregoing circumstances, including a change in control that occurred on December 31, 2007, such payments and benefits would have had an estimated value as follows (less applicable withholding taxes):

Ernesto Bautista, III

		Value of
	Cash Severance	Accelerated
	of Base Salary	Equity	Tax
Scenario	and Bonus	Awards(1)	Gross-Ups

Non-renewal by us of employment agreement, termination by us other than for death, disability or for cause, or termination by Mr. Bautista for good reason or in connection with a change in control	$1,040,000	$1,168,448	$—
Termination by us at officer’s death or disability	125,000	548,048	—

(1)	As of December 31, 2007, Mr. Bautista held 17,500 unvested stock options and 9,750 shares of unvested restricted stock. The value of accelerated unvested options was calculated by multiplying 17,500 shares underlying Mr. Bautista’s unvested options by $56.21, the closing price of our Common Stock on December 31, 2007, and then deducting the respective exercises prices ($15.28 — $22.95) for these options. The value of accelerated unvested restricted stock was calculated by multiplying 9,750 shares by $56.21.

William J. Thomas III

		Value of
	Cash Severance	Accelerated
	of Base Salary	Equity	Tax
Scenario	and Bonus	Awards(1)	Gross-Ups

Non-renewal by us of employment agreement, termination by us other than for death, disability or for cause, or termination by Mr. Thomas for good reason or in connection with a change in control	$1,660,000	$1,270,773	$—
Termination by us at officer’s death or disability	190,000	548,048	—

(1)	As of December 31, 2007, Mr. Thomas held 20,000 unvested stock options and 9,750 shares of unvested restricted stock. The value of accelerated unvested options was calculated by multiplying 20,000 shares underlying Mr. Thomas’ unvested options by $56.21, the closing price of our Common Stock on December 31, 2007, and then deducting the respective exercises prices ($15.28 — $22.95) for these options. The value of accelerated unvested restricted stock was calculated by multiplying 9,750 shares by $56.21.

Glen J. Ritter

		Value of
	Cash Severance	Accelerated
	of Base Salary	Equity	Tax
Scenario	and Bonus	Awards(1)	Gross-Ups

Non-renewal by us of employment agreement, termination by us other than for death, disability or for cause, or termination by Mr. Ritter for good reason	$1,660,000	$963,798	$—
Termination by Mr. Ritter in connection with a change in control	1,660,000	963,798	381,097
Termination by us at officer’s death or disability	190,000	548,048	—

(1) As of December 31, 2007, Mr. Ritter held 12,500 unvested stock options and 9,750 shares of unvested restricted stock. The value of accelerated unvested options was calculated by multiplying 12,500 shares underlying Mr. Ritter’s unvested options by $56.21, the closing price of our Common Stock on December 31, 2007, and then deducting the aggregate exercise price of $22.95 for these options. The value of accelerated unvested restricted stock was calculated by multiplying 9,750 shares by $56.21.

Jeffrey L. Tepera

		Value of
	Cash Severance	Accelerated
	of Base Salary	Equity	Tax
Scenario	and Bonus	Awards(1)	Gross-Ups

Non-renewal by us of employment agreement, termination by us other than for death, disability or for cause, or termination by Mr. Tepera for good reason or in connection with a change in control	$1,450,000	$2,083,950	$—
Termination by us at officer’s death or disability	175,000	843,150	—

(1)	As of December 31, 2007, Mr. Tepera held 35,000 unvested stock options and 15,000 shares of unvested restricted stock. The value of accelerated unvested options was calculated by multiplying 35,000 shares underlying Mr. Tepera’s unvested options by $56.21, the closing price of our Common Stock on December 31, 2007, and then deducting the respective exercises prices ($15.28 — $22.95) for these options. The value of accelerated unvested restricted stock was calculated by multiplying 15,000 shares by $56.21.

Equity Compensation Plans

The tables below provide information relating to our equity compensation plans as of December 31, 2007:

	Number of
	Unvested Shares
	of Restricted
	Stock and			Number of Securities
	Number of		Weighted-	Remaining Available for
	Securities to		Average	Future Issuance Under
	be Issued Upon		Exercise Price of	Compensation Plans
	Exercise of		Outstanding	(Excluding Securities
Plan Category	Outstanding Options		Options	Reflected in First Column)

Equity compensation plans approved by security holders	1,368,222	(1)	$20.22	787,200
Equity compensation plans not approved by security holders	345,000	(2)	4.55	—

Total	1,713,222	(1)	16.76	787,200

(1)	Includes 148,084 shares of unvested restricted stock issued to various employees and directors. These restricted shares do not have an exercise price; they have, thus, been excluded in calculating the weighted average exercise price.

(2)	On March 29, 1999, prior to our initial public offering, we granted to Kenneth T. White, Jr., our Chairman, President and Chief Executive Officer, options to purchase 900,900 shares of our common stock at a purchase price of $4.55 per share. The issuance of these options was approved by the Board of Directors but was not submitted to our shareholders for their approval. These options, which are fully vested, are exercisable by Mr. White at any time until March 29, 2009 and are not transferable. Upon Mr. White’s death or disability, or the termination of his employment for any reason, these options will terminate and expire; although, Mr. White (or his estate or the person who acquires these options by will or the laws of descent or distribution or otherwise by the reason of Mr. White’s death) may exercise these options for a period of three months following any such event. As of December 31, 2007, 345,000 of these options have not been exercised.

AUDIT COMMITTEE MATTERS

Audit Committee Report

The Audit Committee of the Board (the “Audit Committee”) consists of three members of the Company’s Board, Messrs. Scott, Brock and Lightner, each of whom is independent as defined in the NYSE’s listing standards. The duties and responsibilities of the Audit Committee are set forth in the Amended and Restated Audit Committee Charter, which is available on the Company’s website at http://whes.com, and in print upon written request to the Secretary, W-H Energy Services, Inc., 2000 West Sam Houston Parkway South, Suite 500, Houston, Texas 77042. The Audit Committee has (1) reviewed and discussed the Company’s audited financial statements for the fiscal year ended December 31, 2007 with the Company’s management, (2) discussed with Grant Thornton LLP (“Grant”), the Company’s independent registered public accounting firm for fiscal year 2007, the matters required to be discussed by Statement on Auditing Standards No. 61 and Statement on Auditing Standards No. 90 and (3) received and discussed the written disclosures and the letter from Grant required by Independence Standards Board Statement No. 1 and has discussed with Grant their independence from the Company. Based on such review and discussions with management and Grant, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007 for filing with the SEC.

The Audit Committee

Milton L. Scott, Chairman
John R. Brock
James D. Lightner

Audit and Non-Audit Services Pre-Approval Policy

The Audit Committee has adopted an Audit and Non-Audit Services Pre-Approval Policy, which is available on our website at http://www.whes.com. The purpose of the policy is to establish policies and procedures to pre-approve audit and non-audit related services performed by our independent registered public accounting firm to ensure that they do not impair such firm’s independence from us. The Audit Committee may delegate pre-approval authority to one or more of its members, but it may not delegate to Company management its responsibilities to pre-approve services performed by our independent registered public accounting firm. All services provided by Grant during 2007 were within the pre-approval policy and authorization. The Audit Committee regularly reviews audit related and tax services provided by Grant and the associated fees and considers whether the provision of such services is compatible with maintaining the independence of Grant. See the report of the Audit Committee above. All of the fees described below were pre-approved by the Audit Committee.

Audit, Audit-Related, Tax and Other Fees

The following table sets forth the aggregate fees billed by Grant to us for the last two fiscal years for (1) the audit of our annual financial statements and review of financial statements included in our Quarterly Reports on Form 10-Q (“Audit Fees”), (2) assurance and related services provided that are reasonably related to the audit (“Audit-Related Fees”), (3) tax compliance, advice, and planning (“Tax Fees”) and (4) other products or services provided (“All Other Fees”):

	2007	2006

Audit Fees	$559,100	$647,694
Audit-Related Fees	—	—
Tax Fees(1)	189,751	132,086
All Other Fees	—	—

Total	$748,851	$779,780

(1)	Tax Fees consist primarily of property and state tax consultation.

Financial Information Systems Design and Implementation

Grant did not perform financial information system design or implementation services for us as specified in Rule 2-01 of Regulation S-X for the year ended December 31, 2007.

Selection of Independent Accountants

Grant served as our independent registered public accounting firm for fiscal 2007. The Audit Committee is scheduled to conduct an annual performance review of Grant and, following this review, will appoint the independent registered public accounting firm for fiscal year 2008. A representative of Grant is expected to be present at the Annual Meeting, will be offered the opportunity to make a statement if the representative desires to do so and will be available to respond to appropriate questions.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The following is a discussion of transactions between us and our executive officers, directors and shareholders owning more than 5% of our Common Stock. We believe that the terms of each of these transactions were at least as favorable as could have been obtained in similar transactions with unaffiliated third parties.

We are party to indemnification agreements with our directors and executive officers containing provisions requiring us to, among other things, indemnify them against liabilities that may arise by reason of their service to us, other than liabilities arising from willful misconduct of a culpable nature, and to advance expenses they incur as a result of any proceeding against them as to which they could be indemnified.

In July 2007, Thomas Energy Services, Inc. (“TES”), one of our subsidiaries, purchased a facility in New Iberia, Louisiana from entities that are owned by Mr. Thomas, a Company Vice President, and an immediate relative of Mr. Thomas. The purchase price of the facility totaled approximately $3.6 million. TES had previously leased such facility from Mr. Thomas and the immediate relative of Mr. Thomas and in 2007, paid approximately $63,000 under this lease prior to its termination.

One of our subsidiaries, Coil Tubing Services, L.L.C. (“CTS”), leases a facility in Broussard, Louisiana from a partnership of which Mr. Ritter, a Company Vice President, is a partner. In 2007, CTS paid the partnership approximately $378,000 under this lease.

Two immediate family members of one of our officers are employed by one of our subsidiaries. During 2007, these individuals received aggregate employment compensation from such subsidiary of approximately $348,000.

Kenneth T. White, Jr., our Chairman, President and Chief Executive Officer, is the owner of Penny-Farthing Press Inc., a publishing company, which occasionally performs graphic design and other services for us and several of our subsidiaries. In 2007, the Company made no payments to Penny-Farthing Press Inc. During that same period Penny-Farthing Press Inc. made payments to the Company of approximately $14,000 primarily for rental of office space.

We have established a written Related Party Transaction Policy to assist in our review of transactions with a value in excess of $120,000 in which we or one of our subsidiaries is a participant and any Related Party (as defined below) has or will have a direct or indirect interest (“Transaction”).

Under this policy, a Related Party includes (1) our directors, director nominees and executive officers since the beginning of our last fiscal year, (2) beneficial owners of 5% or more of our Common Stock, (3) an immediate family member of the foregoing or (4) any entity in which any of the foregoing persons is employed or is a general partner or in which such person has a 10% or greater beneficial ownership interest. Immediate family members include a person’s spouse, parents, stepparents, children, stepchildren, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, and brothers- and sisters-in-law and anyone residing in such person’s home (other than a tenant or employee).

The Related Party Transaction Policy provides that the Audit Committee will review the material facts of all Transactions and will either approve, ratify or reject the Transaction. In approving, ratifying or rejecting a Transaction, the Audit Committee will consider such information as it deems important to conclude if the Transaction is fair to us. No director will participate in any discussion or approval of a Transaction for which he or she is a Related Party. The policy contains exceptions for certain routine transactions and permits the Chairman of the Audit Committee to ratify or approve transactions with a value of less than $1 million.

All of the transactions listed above have been approved or ratified in accordance with the Related Party Transaction Policy.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Our executive officers and directors are required under the Exchange Act to file reports of ownership and changes in ownership of our Common Stock with the SEC. We believe that all reports for its executive officers and directors that were required to be filed under Section 16 of the Exchange Act were timely filed.

OTHER MATTERS

Quorum and Voting of Proxies

The presence, in person or by proxy, of a majority of the outstanding shares of Common Stock entitled to vote at the Annual Meeting is necessary to constitute a quorum. Shareholders voting, or abstaining from voting, by proxy on any issue will be counted as present for purposes of constituting a quorum. If a quorum is present, the election of directors is determined by a plurality vote of the shares present at the Annual Meeting. Any other matter presented at the Annual Meeting will be decided by a vote of the holders of a majority of the outstanding shares of Common Stock entitled to vote and present at the meeting, unless the Articles of Incorporation or Bylaws of the Company, or any express provision of law, require a different vote. If brokers do not receive instructions from beneficial owners as to the granting or withholding of proxies and may not or do not exercise discretionary power to grant a proxy with respect to such shares (a “broker non-vote”), shares not voted as a result will be counted as not present and not cast with respect to any proposal. All proxies received by us in the form enclosed will be voted as specified and, in the absence of instructions to the contrary, will be voted for the election of the director nominees named herein and, in the proxy holder’s discretion, for all other matters that come before the Annual Meeting. We do not know of any matters to be presented at the Annual Meeting other than those described herein. However, if any other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed proxy to vote the shares represented by them in accordance with their best judgment.

Shareholder Nominations and Proposals

To permit the Company and its shareholders to deal with shareholder proposals in an informed and orderly manner, our Bylaws establish an advance notice procedure with regard to the nomination (other than by or at the direction of the Board) of candidates for election to the Board and with regard to certain matters to be brought before an annual meeting of shareholders. In general, our Bylaws provide that written notice must be received by the Secretary of the Company not less than 20 days nor more than 60 days prior to the meeting and must contain certain specified information concerning the person to be nominated or the matters to be brought before the meeting as well as the shareholder submitting the proposal. However, if our shareholders receive less than 30 days notice of an annual meeting, written notice of shareholder proposals must be received no later than 10 days after public disclosure of the date of such meeting. If we do not receive notice of a shareholder proposal within the above time periods, it will be considered “untimely” and we may properly use our discretionary authority to exclude or vote for or against the proposal. A copy of the applicable Bylaw provisions may be obtained, without charge, upon written request to the Secretary, W-H Energy Services, Inc., 2000 West Sam Houston Parkway South, Suite 500, Houston, Texas 77042.

Proposals of shareholders, including nominations of directors by shareholders, intended to be presented at the 2009 Annual Meeting of Shareholders must be received by the Company by December 4, 2008 to be properly brought before the 2009 Annual Meeting of Shareholders and to be considered for inclusion in the proxy statement and form of proxy related to that meeting. Such proposals should be mailed to the Secretary, W-H Energy Services, Inc., 2000 West Sam Houston Parkway South, Suite 500, Houston, Texas 77042.

Annual Report on Form 10-K

We will provide without charge upon written request of any person solicited hereby a copy of our Annual Report on Form 10-K as filed with the SEC for the year ended December 31, 2007. Written requests should be mailed to the Secretary, W-H Energy Services, Inc., 2000 West Sam Houston Parkway South, Suite 500, Houston, Texas 77042.

Incorporation By Reference

To the extent that this proxy statement is incorporated by reference into any other filing by the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934, the sections of this proxy statement entitled “Compensation Committee Report” and “Audit Committee Report” as well as any appendices to this proxy statement, will not, to the fullest extent permitted by the rules of the SEC, be deemed incorporated therein unless specifically otherwise stated in such filing. Information contained on or made available through the Company’s website is not incorporated by reference into, and should not be considered a part of, this proxy statement or any other filing made by the Company with the SEC.

By Order of the Board of Directors

/s/  CATHERINE N. CRABTREE
Catherine N. Crabtree
Secretary

VOTE BY INTERNET — www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your W-H ENERGY SERVICES, INC. proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic 2000 WEST SAM HOUSTON PARKWAY SOUTH voting instruction form. SUITE 500 HOUSTON, TX 77042 ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS If you would like to reduce the costs incurred by W-H Energy Services, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years. VOTE BY PHONE — 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to W-H Energy Services, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: WHESI1 KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. W-H ENERGY SERVICES, INC. For Withhold For All To withhold authority to vote for any individual All All Except nominee(s), mark “For All Except” and write the THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” number(s) of the nominee(s) on the line below. ITEM 1. Vote on Directors 0 0 0 1. ELECTION OF DIRECTORS Nominees: 01) Kenneth T. White, Jr. 04) Milton L. Scott 02) Robert H. Whilden, Jr. 05) Christopher Mills 03) James D. Lightner 06) John R. Brock 2. In their discretion, upon such other matters that may properly come before the meeting or any adjournment or adjournments thereof. The shares represented by this proxy when properly executed will be voted in the manner directed herein by the undersigned Shareholder(s). If no direction is made, this proxy will be voted FOR item 1. If any other matters properly come before the meeting, or if cumulative voting is required, the person named in this proxy will vote in their discretion. Yes No Please indicate if you plan to attend this meeting. 0 0 (NOTE: Please sign exactly as your name(s) appear(s) hereon. All holders must sign. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. If a corporation, please sign in full corporate name, by authorized officer. If a partnership, please sign in partnership name by authorized person.) Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding Internet Availability of Proxy Materials for the Annual Meeting to be held May 21, 2008: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com. W-H ENERGY SERVICES, INC. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS ANNUAL MEETING OF SHAREHOLDERS May 21, 2008 The shareholder(s) hereby appoint(s) Kenneth T. White, Jr., Catherine N. Crabtree and Ernesto Bautista, III, or any of them, as proxies, each with full power of substitution, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of W-H Energy Services, Inc. that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held at 10:00 A.M., Houston Time on May 21, 2008, at 2000 West Sam Houston Parkway South, Suite 500, Houston, Texas 77042, and any adjournment or postponement thereof. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE SHAREHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS. PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE. CONTINUED AND TO BE SIGNED ON REVERSE SIDE.